Exhibit 10.29

FIRST AMENDED AND RESTATED

AMENDMENT NO. 1

TO

SECOND AMENDED AND RESTATED

FLOOR PLAN CREDIT AGREEMENT

This First Amended and Restated Amendment No. 1 to Second Amended and Restated Floor Plan Credit Agreement (this “Amendment”) is executed as of January 17, 2006, by LAZY DAYS’ R.V. CENTER, INC., a Florida corporation (the “Company”), BANK OF AMERICA, N.A. (successor by merger to Banc of America Specialty Finance, Inc.), as Administrative Agent and as Collateral Agent, and BANK OF AMERICA, N.A. (successor by merger to Banc of America Specialty Finance, Inc.) and KEYBANK NATIONAL ASSOCIATION, as Lenders, to amend and restate AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED FLOOR PLAN CREDIT AGREEMENT dated October 28, 2004 (“Amendment No. 1”), which amended the SECOND AMENDED AND RESTATED FLOOR PLAN CREDIT AGREEMENT, originally dated as of July 15, 1999, amended and restated as of July 31, 2002, amended and restated as of May 14, 2004, and as amended by Amendment No. 1 dated October 28, 2004, Amendment No. 2 dated May 23, 2005, and Amendment No. 3 dated as of January 17, 2006 (the “Agreement”).

1. Purpose. The purpose of this Amendment is to amend and restate Amendment No. 1 to permit the Company to use the Floor Plan Credit to finance Eligible New Floor Plan Units (a) to be sold by the Company to the U.S. Government (not just to the Federal Emergency Management Agency), and (b) to be leased by the Company to nongovernmental entities for use throughout the United States of America (not just for temporary housing for victims of hurricanes).

2. Capitalized Terms. Except as expressly provided in this Amendment, all capitalized terms used in this Amendment have the meanings ascribed to them in the Agreement and those definitions are incorporated by reference into this Amendment.

3. Sales of Eligible New Floor Plan Units to U.S. Government. The Agreement is amended to permit the Company to use the Floor Plan Credit to finance the sale of Eligible New Floor Plan Units by the Company to the U.S. Government on the following terms and conditions:

(a) Curtailments. Section 8.2(d) of the Agreement (which was added to the Agreement by Amendment No. 1) is amended in its entirety as follows:

(d) Sale of Eligible New Floor Plan Units in Program. Principal curtailments (repayments) relating to Borrowings for Eligible New Floor Plan Units sold to the U.S. Government in accordance with this Agreement shall be due on the earliest of (1) one Business Day from the receipt of proceeds from the sale of the Floor Plan Unit, or (2) 90 calendar days from the sale of the Floor Plan Unit. For purposes of this Section 8.2(d), the date of sale shall be the earlier of the date on which the U.S. Government or its representative takes possession of a Floor Plan Unit or the date on which the U.S. Government acquires a legal right to a Floor Plan Unit. Payment for all Floor Plan Units sold to the U.S. Government shall be due in full before the Termination Date.

First Amended and Restated Amendment No. 1

(b) Sales Contract Terms. Notwithstanding anything in this Amendment, the Agreement, or otherwise to the contrary, each sales contract or purchase order with the U.S. Government must, to the extent commercially practicable, require payment of the purchase price by electronic payment into the Operating Account.

(c) Reports. In its daily report to the Agent, the Company shall identify for the Agent (by notation or otherwise) any Floor Plan Units sold to the U.S. Government.

4. Lease of Floor Plan Units in Program. The Agreement is amended to permit the Company to use the Floor Plan Credit to finance the acquisition of Eligible New Floor Plan Units by the Company to be leased to nongovernmental entities for use throughout the United States of America on the following terms and conditions:

(a) Curtailments. Section 8.2(e) of the Agreement (which was added to the Agreement by Amendment No. 1) is amended in its entirety as follows:

(e) Lease of Floor Plan Units in Program. Principal curtailments (repayments) relating to Borrowings for Eligible New Floor Plan Units leased to Lessees in accordance with this Agreement shall be due as follows: (1) $1,000 of the initial Borrowing for the Floor Plan Unit shall be paid on the first day of each calendar month, beginning on the first day of the first calendar month after the effective date of the applicable lease and (2) the balance of the Borrowing shall be paid on the one-year anniversary of the effective date of the applicable lease. For purposes of this Section 8.2(e), the effective date of lease shall be the earlier of the date of the lease, the date on which the Lessee or its representative takes possession of a Floor Plan Unit, or the date on which the Lessee acquires a legal right to use a Floor Plan Unit. Payment for all Floor Plan Units leased pursuant to the Program shall be due in full before the Termination Date.

(b) Lease Terms. Notwithstanding anything in this Amendment (as amended and restated), the Agreement, or otherwise to the contrary, each lease must (1) require that the leased Floor Plan Unit be located in the United States of America, prohibit the transfer of the leased Floor Plan Unit outside those states at any time, and, to the maximum extent possible, must specify the state in which the leased Floor Plan Unit will be located during the term of the lease, (2) must not constitute a conditional sales contract, (3) must prohibit the further transfer or encumbrance of any of the lessees’ rights or interests in the lease or the Floor Plan Unit, and (4) must be for a term of not more than 12 months. Each lease of a Floor Plan Unit pursuant to the Program shall be made pursuant to the terms and conditions of a form of lease that has been approved in advance in writing by the Agent.

(c) Reports. In its daily report to the Agent, the Company shall identify for the Agent (by notation or otherwise) all Floor Plan Units leased under the Program.

(d) Certificates of Title. The Company shall direct the Florida Department of Motor Vehicles (and any other similar agencies in other states that permit or require registration of title for the Floor Plan Units leased in their respective states) to note the lien of the Agent on each title certificate issued or outstanding with respect to a Floor Plan Unit leased pursuant to the Program and shall promptly deliver the original certificate of title for each such Floor Plan Unit to the Agent.

First Amended and Restated Amendment No. 1

(e) Original Leases. The Company immediately shall affix the following legend to the cover page of each lease and, upon request of the Agent, shall deliver each original lease to the Agent:

Lessor has granted a security interest in the recreational vehicle/towable subject to this Lease and every right to payment with respect to this Lease (including without limitation every account, account receivable, instrument, note, draft, acceptance, document, and chattel paper) to Bank of America, N.A., as Agent. This Lease and all payments and proceeds of this Lease have been assigned to Bank of America, N.A., as Agent. No further transfer or disposition of the Lease or any payments or proceeds associated with this Lease is permitted. Any transfer of this Lease or any payments or proceeds associated with this Lease will violate the Second Amended and Restated Security Agreement executed by Lazy Days’ R.V. Center, Inc. in favor of Bank of America, N.A., as collateral agent, as amended, modified, and restated from time to time.

The Company shall not retain any copies of any lease without the foregoing legend.

(f) Agent’s Lien. The Company acknowledges that the Agent and Lenders will permit the lease of Floor Plan Units financed with the Floor Plan Credit solely as provided in this Amendment, but do not release their interests in the Floor Plan Unit, Receivables, or otherwise. The Company shall not transfer or attempt to transfer, directly or indirectly, any other interest in any Floor Plan Unit leased pursuant to the Program, expect as provided in this Amendment, or any lease, right to payment, or other property associated with any Floor Plan Unit leased pursuant to the Program.

(g) Insurance. During any period of time in which the Company is leasing Floor Plan Units to Lessees pursuant to the Program, the Company shall maintain, in addition to the insurance required by the Agreement, lessor liability coverage in an amount equal to at least $1,000,000 per Floor Plan Unit that is leased.

5. General Provisions.

(a) Sub-limits. The last three sentences of Section 1.1 of the Agreement (which were added to the Agreement by Amendment No. 1) are replaced in their entirety by the following:

Each Borrowing of Loans under the Program shall be advanced against individual Floor Plan Units on a specific identification basis and will be subject to all the limits specified in this Section. Additionally, the aggregate principal amount of Loans outstanding and representing Borrowings advanced against Floor Plan Units sold to the U.S. Government shall not at any time exceed $8,000,000. Further, the aggregate principal amount of Loans outstanding and representing Borrowings advanced against Floor Plan Units leased under the Program shall not at any time exceed $2,000,000, and each Borrowing against a particular Floor Plan Unit shall not at any time exceed $35,000.

First Amended and Restated Amendment No. 1

(b) Reports. Each month during the term of this Amendment and until all Borrowings pursuant to the Program have been paid in full, the Company shall deliver to the Agent a monthly report of (1) Floor Plan Units sold for which payment is still outstanding, and (2) Floor Plan Units that are leased as part of the Program. Those reports will include VIN, purchaser/lessee, purchase price/lease payments, and lease term. Additionally, all listings of assets delivered to the Agent or the Lenders pursuant to the Agreement must clearly identify the Floor Plan Units that are subject to the Program.

(c) Expenses. The Company will pay all expenses incurred by the Agent and the Lenders in negotiating, documenting, and administering the Program and this Amendment.

(d) Representations and Warranties. The Company reaffirms the representations and warranties in the Agreement, as of the date of this Amendment. Additionally, the Company represents and warrants to the Agent and the Lenders that (a) its implementation of the Program as provided by this Amendment will comply with all laws, ordinances, and governmental rules or regulations to which it is subject, and that the Company has obtained and will maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to implement the Program, (b) this Amendment has been duly authorized by all necessary corporate action on the part of the Company and constitutes the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (c) the execution, delivery, and performance by the Company of this Amendment and the implementation and operation of the Program will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than under the Security Documents and Liens securing the WF Credit Facilities permitted by Section 10.9 of the Agreement) in respect of any Property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or bylaws, or any other agreement or instrument to which the Company is a party or by which the Company or any of its Properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority known to be applicable to the Company.

(e) Leases of Floor Plan Unit Generally. The Company will not lease any Floor Plan Units financed by the Floor Plan Credit other than as provided in this Amendment.

(f) Confirmations. Agent, the Lenders, and the Company confirm that sales of Floor Plan Units to the U.S. government and leases of Floor Plan Units to Lessees in accordance with the terms of the Agreement, as amended by this Amendment, will not violate section 10.13 of the Agreement, and that, notwithstanding that the definitions of “New Floor Plan Units” and “Used Floor Plan Units” in the Agreement require that the Units be located at Lazy’ Day’s Seffner, Florida, location, the Floor Plan Units sold or leased through the Program still constitute Floor Plan Units as long as they meet all the other requirements of the Agreement, as amended by the Amendment.

First Amended and Restated Amendment No. 1

6. Schedule B. Schedule B of the Agreement is amended to delete the definition of “FEMA” and to replace the definitions of “Lessees” and “Program” with the following definitions, respectively:

“Lessees” means the entities to which the Company leases Floor Plan Units pursuant to the terms and conditions of the First Amended and Restated Amendment No. 1 to the Agreement, dated as of January 17, 2006, as amended.

“Program” means the sales and leasing program described in the First Amended and Restated Amendment No. 1 to the Agreement, dated as of January 17, 2006, as amended, for sales of Eligible New Floor Plan Units to the U.S. Government and the lease of Floor Plan Units to nongovernmental entities for use throughout the United States of America.

Additionally, Schedule B to the Agreement is amended to add the following definition of U.S. Government:

“U.S. Government” means the United States of America, through its General Services Administration or any other agency of the United States of America.

7. Miscellaneous. This Amendment shall be governed by the laws of the State of New York and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions. Except as amended by this Amendment, the Agreement remains in full force and effect. Additionally, the Company reaffirms the Collateral Assignment of Leases dated October 28, 2004, executed by the Company in favor of the Agent and confirms that the Collateral Assignment of Leases remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered (in each of their respective capacities (including agency capacities)) as of the day and year first above written.

LAZY DAYS’ R.V. CENTER, INC.

By:	/s/ Charles L. Thibault
Charles L. Thibault, Vice President

First Amended and Restated Amendment No. 1

BANK OF AMERICA, N.A. (as successor by merger to Banc of America Specialty Finance, Inc.), as Administrative Agent, as Collateral Agent, and as Lender

By:	/s/ L. Ransom Burts
Its:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Brian McDevitt
Its:	Vice President

First Amended and Restated Amendment No. 1